EXHIBIT 99.1


                              PATHMARK STORES, INC.
                                200 MILIK STREET
                           CARTERET, NEW JERSEY 07008



FOR IMMEDIATE RELEASE                                 CONTACT:  HARVEY M. GUTMAN
                                                                  (732) 499-4327

                 PATHMARK ANNOUNCES THIRD QUARTER 2003 RESULTS;
                      SALES AND MARKET SHARE GAINS CONTINUE

________________________________________________________________________________


Carteret, New Jersey, December 4, 2003 - Pathmark Stores, Inc. (Nasdaq: PTMK) today reported results for its third quarter and nine-month period ended November 1, 2003.

Sales in the third quarter of fiscal 2003 were $978.5 million, an increase of 0.7% from $971.5 million in the prior year's third quarter. Same-store sales increased 0.7% in the third quarter. The net loss was $0.2 million or $0.01 per diluted share in the third quarter of fiscal 2003, unchanged from the prior year's third quarter. The results for the third quarter of fiscal 2003 included a previously announced $4.2 million pre-tax interest charge ($2.5 million after tax) related to the early extinguishment of $102 million of the Company's term loan. Excluding this item, the Company would have recorded net earnings of $2.3 million or $0.07 per diluted share in the third quarter of fiscal 2003.

Eileen Scott, Chief Executive Officer, said, "I am pleased with our results for the third quarter, which included the third consecutive quarterly increase in same-store sales and market share. In addition, we achieved a solid increase in operating earnings as a direct result of continued progress with our sales, gross profit and expense-control initiatives. I am also proud of how the Pathmark team responded to two unusual events during the quarter - the Blackout of 2003 and Hurricane Isabel - during which our associates worked diligently to keep our stores open as long as possible and service our customers despite the significant challenges posed by these events."

Ms. Scott continued, "In addition to our solid operating performance during the quarter, we increased our financial flexibility by extending debt maturities and reducing our exposure to increases in interest rates through the issuance of $100 million of 8 3/4% senior subordinated notes due 2012 and repayment of $102 million of our term loan."

For the nine-month period of fiscal 2003, sales were $2,978.8 million, up 1.5% from the $2,935.6 million in the prior year's comparable nine-month period. Same-store sales increased 1.1% in the nine-month period of fiscal 2003. Net earnings were $6.9 million or $0.23 per diluted share in the nine-month period of fiscal 2003, compared to $5.4 million or $0.18 per diluted share in the prior year's comparable nine-month period. The results for the nine-month period of fiscal 2003 included three items: (1) a $13.7 million pre-tax gain ($8.2 million after tax) from the disposition of real estate, (2) an $8.1 million pre-tax charge ($4.9 million after tax) related to a labor buyout program in some of our stores and a headcount reduction program in our corporate office and (3) a $4.7 million pre-tax charge ($2.8 million after tax) related to both the aforementioned refinancing in the third quarter and repayment of $18 million of our term loan in the second quarter of fiscal 2003. Excluding these items, the Company would have recorded net earnings of $6.4 million or $0.21 per diluted share in the nine-month period of fiscal 2003.

Net earnings in the nine-month period of fiscal 2002 included a $2.0 million pre-tax charge ($1.2 million after tax) relating to a labor buyout program and the cumulative effect of an accounting change, net of tax, of $0.6 million. Excluding these items in the prior year's comparable nine-month period, net earnings would have been $7.2 million or $0.24 per diluted share.

FIFO EBITDA (earnings before interest, taxes, depreciation and amortization, the LIFO charge and the cumulative effect of an accounting change) was $41.2 million in the third quarter of fiscal 2003, an increase of 7.6% from $38.3 million in the prior year's third quarter. FIFO EBITDA in the nine-month period of fiscal 2003 was $131.0 million compared to $124.7 million in the prior year's nine-month period. Excluding the above-referenced $8.1 million charge and the $13.7 million real estate gain in the nine-month period of fiscal 2003, FIFO EBITDA would have been $125.4 million. Excluding the $2.0 million charge in the prior year's nine-month period, FIFO EBITDA would have been $126.7 million.

The Company is presenting FIFO EBITDA and each of FIFO EBITDA and net earnings excluding the identified items above in order to allow investors to compare more fully Pathmark's performance in the third quarter and nine-month period of fiscal 2003 with its performance in the third quarter and nine-month period of fiscal 2002. None of these measures is calculated in accordance with generally accepted accounting principles. See the notes to the tables attached to this release for more information regarding FIFO EBITDA.

The Company now anticipates fiscal 2003 earnings per diluted share of between $0.52 and $0.57 (previously $0.52 to $0.62) as a result of the $0.08 per share charge related to the aforementioned early extinguishment of $102 million of the Company's term loan, and FIFO EBITDA for the year of $185 to $190 million. In addition, Pathmark expects same-store sales growth for fiscal 2003 of approximately 1.0%. Capital investments in fiscal 2003 are now expected to be $85 million, including cash investments of $75 million. In the nine-month period of fiscal 2003, the Company opened one new store, closed two stores and renovated eight others. Pathmark expects to open one new store (a replacement) and complete eight renovations in the fourth quarter of fiscal 2003.

For fiscal 2004, the Company anticipates earnings per diluted share of between $0.53 and $0.60, FIFO EBITDA of $183 to $187 million (see note (f)) and same-store sales growth of 0.5% to 1.5%. Capital investments are expected to be approximately $95 million, of which $85 million will be cash investments. Pathmark expects to open two new stores and complete 20 store renovations in fiscal 2004.

Ms. Scott said, "Our outlook for 2004 includes initiatives which we expect will increase sales, improve gross profit, and reduce expenses. We anticipate the benefits derived from these initiatives will be largely offset by increases in pension and health and welfare expenses."

Pathmark will conduct a conference call at 2:00 p.m. Eastern Standard Time (EST) today. The call may be accessed via a simultaneous webcast by visiting www.calleci.com. A replay of the call will be available for 14 days after the completion of the call at 1-877-519-4471, Pass Code 4309227. This press release and other financial and statistical information to be presented on the conference call, including FIFO EBITDA, will be accessible on the web, by going to www.pathmark.com, `Investor Relations', then clicking on `Press Releases'. The reconciliation of our 2003 annual FIFO EBITDA guidance is available in our April 2, 2003 press release at the aforementioned web address.

Pathmark Stores, Inc. is a regional supermarket currently operating 143 supermarkets primarily in the New York - New Jersey and Philadelphia metropolitan areas.

Except for historical information contained herein, the matters discussed in this release and the accompanying discussions on the earnings conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, operating costs, earnings estimates, FIFO EBITDA, sales and capital expenditures and are indicated by words or phrases such as "guidance", "expects", "continues", "anticipates", "plans", "intends", and similar words and phrases. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements are based on management's assumptions and beliefs in the light of information currently available to it and assume no significant changes in general economic trends, consumer confidence or other risk factors that may affect the forward-looking statements. The Company expressly disclaims any current intention to update the information contained herein. Factors that may affect results include changes in business and economic conditions generally and in the Company's operating areas, the competitive environment in which the Company operates and other risks detailed from time to time in the Company's reports and filings available from the Securities and Exchange Commission.

                                (Tables Attached)

                                     Table A
                              Pathmark Stores, Inc.
                Consolidated Statements of Operations (Unaudited)
                      (in millions, except per share data)


                                                                    13 Weeks Ended            39 Weeks Ended
                                                               ------------------------  -------------------------
                                                               November 1,  November 2,  November 1,   November 2,
                                                                  2003         2002         2003          2002
                                                               -----------  -----------  -----------   -----------
Sales......................................................... $  978.5     $  971.5     $  2,978.8    $  2,935.6

Cost of goods sold............................................   (700.6)      (698.1)      (2,133.4)     (2,103.9)
                                                               ---------    ---------    -----------   -----------

Gross profit..................................................    277.9        273.4          845.4         831.7

Selling, general and administrative expenses..................   (236.7)      (235.6)        (715.4)(a)    (708.5)

Depreciation and amortization.................................    (20.7)       (21.1)         (63.2)        (63.2)
                                                               ---------    ---------    -----------   -----------
Operating earnings............................................     20.5         16.7           66.8          60.0

Interest expense (b)..........................................    (20.8)       (17.0)         (55.2)        (50.1)
                                                               ---------    ---------    -----------   -----------
Earnings (loss) before income taxes and cumulative effect
 of an accounting change......................................     (0.3)        (0.3)          11.6           9.9

Income tax benefit (provision) (c)............................      0.1          0.1           (4.7)         (3.9)
                                                               ---------    ---------    -----------   -----------
Earnings (loss) before cumulative effect of an
 accounting change............................................     (0.2)        (0.2)           6.9           6.0

Cumulative effect of an accounting change, net of tax (d).....       --           --             --          (0.6)
                                                               ---------    ---------    -----------   -----------
Net earnings (loss)........................................... $   (0.2)    $   (0.2)    $      6.9    $      5.4
                                                               =========    =========    ===========   ===========
Weighted average number of shares outstanding - basic.........     30.1         30.1           30.1          30.1
                                                               =========    =========    ===========   ===========
Weighted average number of shares outstanding - diluted.......     30.1         30.1           30.4          30.5
                                                               =========    =========    ===========   ===========
Net earnings (loss) per share - basic and diluted

    Earnings (loss) before cumulative effect of an
     accounting change........................................ $  (0.01)    $  (0.01)    $     0.23    $     0.20

    Cumulative effect of an accounting change, net of tax.....       --          --              --         (0.02)
                                                               ---------    ---------    -----------   -----------
    Net earnings (loss)....................................... $  (0.01)    $  (0.01)    $     0.23    $     0.18
                                                               =========    =========    ===========   ===========


                      See Notes to Financial Information.
                                       -4-

                                     Table B
                              Pathmark Stores, Inc.
                 Supplemental Operating Results Data (Unaudited)
                              (Dollars in millions)


                                                                    13 Weeks Ended            39 Weeks Ended
                                                               ------------------------  -------------------------
                                                               November 1,  November 2,  November 1,   November 2,
                                                                  2003         2002         2003          2002
                                                               -----------  -----------  -----------   -----------
FIFO EBITDA (e)............................................... $   41.2     $   38.3     $    131.0    $    124.7
                                                               =========    =========    ===========   ===========
Cash capital expenditures, including technology investments... $   17.6     $   21.0     $     43.1    $     84.5

Capital lease expenditures, including technology investments..       --          2.9            5.3          15.8
                                                               ---------    ---------    -----------   -----------
Total capital expenditures, including technology investments.. $   17.6     $   23.9     $     48.4    $    100.3
                                                               =========    =========    ===========   ===========
Gross profit (% of sales).....................................     28.4%        28.1%          28.4%         28.3%
                                                               =========    =========    ===========   ===========
Selling, general and administrative expenses (% of sales).....     24.2%        24.2%          24.0%(a)      24.1%
                                                               =========    =========    ===========   ===========
FIFO EBITDA (% of sales)......................................      4.2%         3.9%           4.4%          4.2%
                                                               =========    =========    ===========   ===========
Net earnings (% of sales).....................................       --%          --%           0.2%          0.2%
                                                               =========    =========    ===========   ===========


                       See Notes to Financial Information.
                                       -5-

                                     Table C
                              Pathmark Stores, Inc.
                         Financial Position (Unaudited)
                                  (in millions)


                           Consolidated Balance Sheets

                                                                                  November 1,         February 1,
                                                                                     2003                 2003
                                                                                 --------------       -------------
ASSETS
Current assets
   Cash......................................................................    $     12.5           $    11.3
   Accounts receivable, net..................................................          20.8                21.8
   Merchandise inventories...................................................         204.7               184.1
   Due from suppliers........................................................          69.0                77.8
   Other current assets......................................................          38.1                32.2
                                                                                 ------------        ------------
      Total current assets...................................................         345.1               327.2
Property and equipment, net..................................................         579.2               604.5
Goodwill, net................................................................         434.0               434.0
Other noncurrent assets......................................................         165.3               156.9
                                                                                 ------------        ------------
Total assets.................................................................    $  1,523.6           $ 1,522.6
                                                                                 ============        ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable..........................................................    $     98.4           $    92.2
   Current maturities of long-term debt......................................          31.4                12.3
   Current portion of lease obligations......................................          17.4                18.3
   Accrued expenses and other current liabilities............................         139.5               144.5
                                                                                 ------------        ------------
      Total current liabilities..............................................         286.7               267.3
Long-term debt...............................................................         421.4               439.4
Long-term lease obligations..................................................         178.1               182.9
Deferred income taxes........................................................          93.0                89.3
Other noncurrent liabilities.................................................         177.7               186.9
Stockholders' equity.........................................................         366.7               356.8
                                                                                 ------------        ------------
Total liabilities and stockholders' equity...................................    $  1,523.6           $ 1,522.6
                                                                                 ============        ============
                                 Capitalization
                                                                                  November 1,         February 1,
                                                                                     2003                 2003
                                                                                 --------------       -------------
Debt.........................................................................    $    452.8           $   451.7
Capital lease obligations....................................................         195.5               201.2
                                                                                 ------------        ------------
Total debt and capital lease obligations.....................................         648.3               652.9
Stockholders' equity.........................................................         366.7               356.8
                                                                                 ------------        ------------
Total capitalization.........................................................    $  1,015.0           $ 1,009.7
                                                                                 ============        ============

                       See Notes to Financial Information.
                                       -6-

                              Pathmark Stores, Inc.
                         Notes to Financial Information


a) Selling, general and administrative expenses in the 39 weeks ended November 1, 2003 includes an $8.1 million charge related to the Company's store labor buyout initiative and corporate headcount reduction program, net of a $13.7 million gain from the disposition of real estate related to the assignment of two real estate leases.

b) Interest expense in the 13 weeks and 39 weeks ended November 1, 2003 includes a derivative settlement charge of $2.8 million related to the termination and settlement of $100 million of the Company's interest rate zero-cost collar and the write off of deferred financing costs of $1.4 million related to the repayment of $102 million of our term loan from the proceeds of an additional issuance of our senior subordinated notes. Interest expense in the 39 weeks ended November 1, 2003 also includes the write off of deferred financing costs of $0.5 million related to the repayment in the second quarter of fiscal 2003 of $18 million of our term loan and an interest rate increase as a result of the January 28, 2003 amendment to the credit agreement.

c) The income tax benefit for the 13 weeks ended November 1, 2003 and the income tax provision for the 39 weeks ended November 1, 2003 were based on an effective income tax rate of 40.3% for the full fiscal year. The income tax benefit for the 13 weeks ended November 2, 2002 and the income tax provision for the 39 weeks ended November 2, 2002 were based on an effective income tax rate of 39.6% for the full fiscal year.

d) The Company adopted, as of the beginning of fiscal 2002, Emerging Issues Task Force ("EITF") Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor". In adopting EITF Issue No. 02-16, vendor payments related to advertising reimbursements are recorded as a reduction of cost of goods when both the required advertising is performed and the inventory is sold; prior to this change, these reimbursements were recorded as a reduction of advertising expense when the required advertising was performed. As a result, the Company recorded a charge, as of the first quarter of fiscal 2002, of $0.6 million, net of an income tax benefit of $0.4 million, for the cumulative effect of an accounting change.

e) FIFO EBITDA represents earnings before interest, taxes, depreciation and amortization, the LIFO charge and the cumulative effect of an accounting change. We believe that our investors find FIFO EBITDA to be a useful analytical tool for measuring our performance and for comparing our performance with the performance of other companies having different capital structures. In addition, FIFO EBITDA is consistent with the targets utilized in our incentive compensation program. FIFO EBITDA is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure of, operating earnings or of cash flows from operating activities, as determined in accordance with GAAP. Our measurement of FIFO EBITDA, as presented below (in millions), may not be comparable to similarly titled measures reported by other companies:

                                                                            13 Weeks Ended             39 Weeks Ended
                                                                       -------------------------  --------------------------
                                                                        November    November 2,    November      November
                                                                         1, 2003        2002        1, 2003       2, 2002
                                                                       -----------  ------------  -----------   ------------
         Earnings (loss) before cumulative effect of
           an accounting change.....................................   $    (0.2)   $     (0.2)   $      6.9    $      6.0
         Adjustments to calculate FIFO EBITDA:
           Interest expense.........................................        20.8          17.0          55.2          50.1
           Income tax provision (benefit)...........................        (0.1)         (0.1)          4.7           3.9
           Depreciation and amortization............................        20.7          21.1          63.2          63.2
           LIFO charge..............................................          --           0.5           1.0           1.5
                                                                       -----------  ------------  -----------   ------------
         FIFO EBITDA................................................   $    41.2    $     38.3    $    131.0    $    124.7
                                                                       ===========  ============  -==========   -===========

                              Pathmark Stores, Inc.
                  Notes to Financial Information - (continued)



f) The following table provides additional information related to our fiscal 2004 guidance (dollars in millions, except per share data):

         Item                                                              Guidance
         -------                                                           --------
         Same-store sales increase                                         0.5% to 1.5%
         FIFO EBITDA                                                       $183 to $187
         EPS - diluted                                                     $0.53 to $0.60
         Interest expense                                                  $68
         Depreciation and amortization                                     $86
         Income tax rate                                                   40.3%
         Economic and competitive environment                              Unchanged
         Capital Plan:
              Cash capital expenditures                                      $85
              Lease capital expenditures                                      10
                                                                           ------
              Total capital expenditures                                     $95
                                                                           ======

         Square footage growth                                                1%
         New stores (#)                                                       2
         Renovations (#)                                                     20
         Food inflation assumption                                         Flat
         Pension assumptions:
              Expected long-term rate of return                            9.0%
              Discount rate                                                6.0%

                                      -8-